Exhibit 99.1

\	NEWS RELEASE

NASH FINCH REPORTS THIRD QUARTER AND YEAR-END 2002 RESULTS

COMPANY ELECTS TO ADOPT ACCOUNTING CHANGE EARLY

                MINNEAPOLIS (May 12, 2003) — Nash Finch Company (Nasdaq: NAFCE), a leading national food retailer and distributor, today announced that its earnings before the cumulative effect of a change in accounting principle for fiscal 2002 increased by 17.7% to $30.6 million, or $2.52 per diluted share, as compared to $26.0 million, or $2.17 per diluted share, excluding goodwill amortization, in the prior year.  Goodwill amortization (net of income taxes) of $4.7 million was excluded from the fiscal 2001 earnings figure to enhance comparability between the periods, because such amortization was no longer required in 2002.  As reported, net earnings for fiscal 2001 were $21.3 million, or $1.78 per diluted share, including goodwill amortization. Net earnings for fiscal 2002, which include the cumulative effect of the accounting change, totaled $23.6 million, or $1.95 per diluted share. Total sales for fiscal 2002 were $3.875 billion versus $3.982 billion for fiscal 2001.

                “We are pleased to be able to release our third quarter and year-end results today,” said Ron Marshall, Nash Finch Chief Executive Officer.  We expect to file our Form 10-Q for the third quarter 2002 and Form 10-K for 2002 this week and our Form 10-Q for the first quarter of 2003 very soon thereafter,” added Marshall.  “Being able to move beyond the issues that delayed these filings enables us to focus our attention on the challenges and opportunities available to us in our industry.”

                For the fourth quarter of fiscal 2002, net earnings were $7.6 million, or 64 cents per diluted share, compared to $7.9 million, or 64 cents per diluted share, excluding goodwill amortization, in the prior-year period. As reported, net earnings were $6.7 million, or 55 cents per diluted share, including goodwill amortization, in the fourth quarter of 2001. Total sales for the 2002 fourth quarter were $880.8 million, versus year-ago sales of $950.0 million.

                Net earnings for the third quarter ended October 5, 2002 were $7.5 million, or 61 cents per diluted share, compared to $7.5 million, or 62 cents per share, excluding goodwill amortization, in the prior-year period.  As reported, net earnings were $6.0 million, or 50 cents per diluted share, including goodwill amortization, in the third quarter of 2001. Total revenues for the 2002 third quarter were $1.191 billion, versus year-ago revenues of $1.235 billion.

                “The intense competition in our industry, combined with the difficult economic environment, continues to affect our results,” said Marshall.  “We are taking steps to reengineer and strengthen our retail operations and to bolster our food distribution business.”

                In the fourth quarter of fiscal 2002, the Company early adopted EITF Issue No. 02-16 “Accounting by a Customer (including a Reseller) for Cash Consideration Received from a Vendor.”  In adopting this change, the Company modified its previous accounting methodology, which was in accordance with generally accepted accounting principles.  Under the new accounting method, these allowances will reside in inventory and will not be recognized until the product is sold. This change will not alter the Company’s historical practice of having all vendor allowances, regardless of classification, being recognized as a reduction of cost of sales. Rather, the change in method has only served to change the timing of the recognition of these items.  This change resulted in a cumulative, non-cash, one-time adjustment retroactive to the beginning of fiscal 2002 of $7.0 million, net of taxes of $4.4 million.  Excluding the effect of the one-time adjustment, the change increased net earnings for fiscal 2002 by $0.8 million and the fourth quarter results were negatively impacted by $0.7 million.  Fiscal 2002 results, excluding the impact of the adoption of this new accounting principle, are consistent with unaudited results disclosed earlier this year.

                During fiscal 2002, the Company also reclassified its treatment of facilitated services, where it acts as a processing agent for its independent retailers.  Prior to the reclassification, amounts invoiced to independent retailers by the Company for facilitated services were recorded as sales and the related amounts due and paid by the Company to its vendors were recorded as cost of sales.  The reclassification reduced sales and cost of sales by $117.9 million and $125.2 million in fiscal 2002 and fiscal 2001.  The reclassification did not have an impact on earnings, cash flows or financial position.

Food Distribution Results

                Food distribution segment sales for fiscal 2002 were $1.826 billion versus $1.951 billion in fiscal 2001. This decline in revenue stems from continued difficult economic conditions, soft sales and store closings because of increased competition in certain markets, as well as the elimination of marginal accounts the Company chose to no longer serve.  Fiscal 2002 food distribution segment profits were $61.5 million versus $60.7 million last year.

                In the fourth quarter of 2002, sales in the food distribution segment were $416.4 million versus $459.9 million in the year-ago period.  Segment profits were $15.1 million versus $16.6 million in the prior-year period.

                During the 2002 third quarter, sales in the food distribution segment were $555.5 million versus $616.4 million in the year-ago period.  Segment profits totaled $17.9 million versus $18.6 million in the prior-year period.

                “In today’s competitive food distribution environment, it is more important than ever to offer the best possible customer service by delivering the product needed, efficiently and on-time,” noted Jerry Nelson, President and COO. “We are proud that we continue do this through our industry-leading performance standards which place our customers on better competitive footing.  In addition, it is important to note that despite lower sales, a relentless focus on cost savings and efficiencies led to improved profit margins,” Nelson concluded.

                Military segment sales for fiscal 2002 were $1.021 billion compared to $995.7 million for fiscal 2001. Profits were $30.3 million versus $31.4 million for fiscal 2001.

                In the fourth quarter of 2002, military segment sales were $240.7 million versus $236.4 million in the year-ago period.  Segment profits were $6.3 million versus $7.2 million in the prior-year period.

                In the third quarter of 2002, sales in the military segment were $313.9 million versus $304.1 million in the year-ago period.  Segment profits totaled $9.4 million versus $10.0 million in the prior-year period.

                “Our military profit margins were adversely impacted in 2002 as a result of the beginning of our plan to consolidate two warehouses into one located in Norfolk, Virginia.  This consolidation, which is scheduled to be completed by June 2003, will gain us greater efficiency for 2003 and beyond,” said Marshall.

Retail Results

                Corporate retail sales were $1.028 billion in fiscal 2002 versus $1.035 billion in fiscal 2001. Same-store sales decreased 5.3 percent for fiscal 2002 relative to fiscal 2001 and decreased 11.7 percent in the fourth quarter of fiscal 2002 relative to the fourth quarter of 2001. These declines primarily reflected the growth of supercenter competition in our retail territories and retail consumers trading down and/or purchasing less in conventional supermarket channels. Retail segment profits declined to $33.7 million, from $38.8 million in the prior-year period. Retail segment profit margins were impacted by reduced sales combined with execution difficulties, specifically in promotional effectiveness and cost containment, in the third quarter of fiscal 2002. The store count at the end of fiscal 2002 was 109 as compared to 110 at the end of fiscal 2001 and 112 at the end of the third quarter of fiscal 2002.

                In the fourth quarter of 2002, sales in the retail segment were $223.6 million versus $253.6 million in the year-ago period.  Segment profits were $8.9 million versus $10.4 million in the prior-year period.

                During the 2002 third quarter, sales in the retail segment were $321.6 million versus $314.9 million in the year-ago period.  Segment profits totaled $6.2 million versus $12.7 million in the prior-year period.

                “These are difficult economic times for retailers,” commented Marshall.  “However, we have been focused on leveraging our strengths while addressing our own execution problems and have installed an experienced team of retail leaders to address both external and internal challenges.  We also continue to focus on the unique advantages presented by our AVANZA™  format.  We opened our second AVANZA™ store in Denver, Colorado, during the third quarter of 2002, followed by our third store in early 2003.  We continue to see exciting opportunities in serving the Hispanic market through active community involvement and by offering authentic products and services in a culturally appropriate setting. Our results — a product of community acceptance and continuous fine-tuning of this innovative concept — are very encouraging.”

Outlook

                “Our earnings for 2003 are expected to range between $2.29 and $2.35 per diluted share as compared to $2.52 per diluted share in fiscal 2002 before the effect of the accounting change,” said Bob Dimond, Executive Vice President and Chief Financial Officer.  “This reflects the impact of $2.3 million in after tax amounts, or approximately 19 cents per diluted share, paid in the first and second quarters of 2003 in connection with obtaining waivers under our bond indenture and bank credit facility.”

                “Despite the present economic and competitive difficulties challenging many companies, including Nash Finch, we continue to focus on effectively leveraging our strengths and executing more efficiently,” concluded Marshall. “Our optimism and enthusiasm are matched by our focus on customer service excellence, industry-leading metrics and the unique potential of creative, innovative formats.”

                A conference call to review fiscal 2002 results is scheduled for 10 a.m. (CT) on May 13, 2003. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of  Nash Finch’s website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

                Nash Finch Company is a Fortune 500 company and one of the leading food retail and distribution companies in the United States with approximately $4 billion in annual revenues. Nash Finch currently owns and operates more than 100 stores in the Upper Midwest, principally supermarkets under the AVANZA™, Buy• n• Save®, Econofoods®, Family Thrift Center™ and Sun Mart® trade names. In addition to its retail operations, Nash Finch’s food distribution business serves independent retailers and military commissaries in 28 states, the District of Columbia and Europe. Further information is available on the company’s website at www.nashfinch.com.

                This release contains forward-looking statements and information, as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause material differences include, but are not limited to, the effect of competition on the Company’s distribution business, retail stores and wholesale customers; changes in the economy generally; credit risk from financial accommodations extended to customers; changes in interest rates; changes in consumer spending and buying patterns; risks entailed by expansion, affiliations and acquisitions; unanticipated problems with product procurement or changes in vendor promotions or allowances; limitations on financial and operating flexibility as a result of debt levels and debt instrument covenants; the ability to attract and retain customers; the ability to execute plans to improve retail operations and to enhance wholesale operations; exposure to litigation, investigations, and other contingent losses; changes in state or federal legislation or regulation; the ability to recruit, retain and develop employees; and other risk factors detailed from time to time in the Company’s periodic reports available from the Securities and Exchange Commission.  The Company does not undertake to update forward-looking statements to reflect developments, or information obtained after this date, or to reflect changes in assumptions or changes in other factors affecting such forward-looking statements or information.

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NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Sixteen Weeks Ended		Twelve Weeks Ended		Fifty-Two Weeks Ended
	October 5,	October 6,	December 28,	December 29,	December 28,	December 29,
	2002	2001	2002	2001	2002	2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)

Sales	$1,191,072	$1,235,398	$880,759	$949,978	$3,874,672	$3,982,206

Cost and expenses:
Cost of sales	1,053,610	1,099,347	770,695	839,227	3,408,409	3,529,124
Selling, general and administrative	104,803	101,120	81,351	80,621	347,418	335,886
Special charge	(765)	—	—	—	(765)	—
Depreciation and amortization	12,298	14,139	9,218	11,184	39,988	46,601
Interest expense	9,235	10,472	6,957	7,544	29,490	34,303
Total costs and expenses	1,179,181	1,225,078	868,221	938,576	3,824,540	3,945,914

Earnings before income taxes and cumulative effect of change in accounting principle	11,891	10,320	12,538	11,402	50,132	36,292

Income tax expense	4,429	4,272	4,891	4,721	19,552	15,025

Earnings before cumulative effect of change in accounting principle	7,462	6,048	7,647	6,681	30,580	21,267

Cumulative effect of change in accounting principle, net of income tax benefit of $4,450	—	—	—	—	(6,960)	—
Net earnings	$7,462	$6,048	$7,647	$6,681	$23,620	$21,267

Basic earnings per share: (a)
Earnings before cumulative effect of change in accounting principle	$0.63	$0.52	$0.65	$0.57	$2.59	$1.83

Cumulative effect of change in accounting principle, net of income tax benefits	—	—	—	—	(0.59)	—
Net earnings per share	$0.63	$0.52	$0.65	$0.57	$2.00	$1.83

Diluted earnings per share: (b)
Earnings before cumulative effect of change in accounting principle	$0.61	$0.50	$0.64	$0.55	$2.52	$1.78

Cumulative effect of change in accounting principle, net of income tax benefits	—	—	—	—	(0.57)	—
Net earnings per share	$0.61	$0.50	$0.64	$0.55	$1.95	$1.78

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	11,831	11,684	11,839	11,708	11,796	11,624
Diluted	12,163	12,065	11,975	12,176	12,114	11,959

NOTES

(a)	Excluding goodwill amortization, basic EPS would have been $0.64 for the quarter ended 10/06/2001, $0.67 for the quarter ended 12/28/2001 and $2.23 for the fiscal year ended 12/28/2001.
(b)	Excluding goodwill amortization, diluted EPS would have been $0.62 for the quarter ended 10/06/2001, $0.64 for the quarter ended 12/28/2001 and 2.17 for the fiscal year ended 12/28/2001.

NASH FINCH COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	October 5,	October 6,	December 28,	December 29,
	2002	2001	2002	2001
	(unaudited)	(unaudited)	(audited)	(audited)
Assets

Current assets:
Cash	$5,422	$22,844	$31,419	$10,467
Accounts and notes receivable, net	164,679	135,936	165,527	168,154
Inventories	276,679	290,565	245,477	274,995
Other current assets	20,736	22,966	25,858	25,748
Total current assets	467,516	472,311	468,281	479,364

Investments and noncurrent receivables	33,257	44,969	33,152	41,488

Property, plant and equipment, net	266,797	273,076	268,520	273,299

Goodwill, net	147,764	138,103	148,028	137,337
Other assets	34,278	41,494	29,941	38,757

Total assets	$949,612	$969,953	$947,922	$970,245

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$6,701	$5,666	$7,497	$5,364
Accounts payable	243,058	289,088	197,618	275,572
Accrued and other liabilities	102,676	105,778	104,141	102,688
Total current liabilities	352,435	400,532	309,256	383,624

Long-term debt	313,687	308,445	357,592	321,761
Capitalized lease obligations	48,379	47,588	47,784	47,046
Other liabilities	10,212	13,926	11,811	14,406

Stockholders’ equity	224,899	199,462	221,479	203,408

Total liabilities and stockholders’ equity	$949,612	$969,953	$947,922	$970,245

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Forty Weeks Ended		Fifty-Two Weeks Ended
	October 5,	October 6,	December 28,	December 29,
	2002	2001	2002	2001
	(unaudited)	(unaudited)	(audited)	(audited)
Operating activities:
Net earnings	$21,384	$14,586	$23,620	$21,267
Adjustments to reconcile net income to net cash provided by operating activities:	—
Special charges	(765)	—	(765)	—
Depreciation and amortization	30,770	35,417	39,988	46,601
Amortization of deferred financing costs	873	895	1,135	1,183
Amortization of rebatable loans	1,193	254	1,798	254
Provision for bad debts	4,638	3,763	8,997	4,812
Deferred income taxes	6,137	6,052	8,320	8,630
(Gain) loss on sale of property, plant and equipment	(1,532)	230	(3,815)	(2,608)
Cumulative effect of change in accounting principle	—	—	6,960	—
LIFO charge (credit)	1,223	2,661	(2,234)	2,661
Retail impairments	1,518	—	6,585	1,931
Other	(37)	1,066	1,256	1,345
Changes in working capital	7,815	84,197	(34,805)	4,100
Net cash provided by operating activities	73,217	149,121	57,040	90,176

Investing activities:
Disposal of property, plant and equipment	3,591	3,931	14,435	8,889
Additions to property, plant and equipment	(28,889)	(30,516)	(52,605)	(43,924)
Business acquired, net of cash	(3,356)	(46,904)	(3,356)	(47,680)
Loans to customers	(3,948)	(21,579)	(5,551)	(27,813)
Payments from customers on loans	8,604	6,961	10,042	17,936
Repurchase of receivables	—	675	—	—
Other	2,473	435	2,473	435
Net cash used for investing activities	(21,525)	(86,997)	(34,562)	(92,157)

Financing activities:
(Payments of) proceeds from revolving debt	(7,000)	(2,300)	39,400	12,700
Dividends paid	(3,217)	(3,146)	(4,292)	(4,204)
Payments of long-term debt	(1,728)	(1,293)	(3,491)	(3,378)
Payments of capitalized lease obligations	(2,313)	(1,178)	(2,845)	(1,620)
(Decrease) increase in outstanding checks	(42,855)	(34,402)	(30,674)	5,708
Other	376	1,505	376	1,708
Net cash (used for) provided by financing activities	(56,737)	(40,814)	(1,526)	10,914
Net (decrease) increase in cash	(5,045)	21,310	20,952	8,933
Cash and cash equivalents at beginning of period/year	10,467	1,534	10,467	1,534
Cash and cash equivalents at end of period/year	$5,422	$22,844	$31,419	$10,467

Supplemental disclosure of cash flow information:
Non cash investing and financing activities
Purchase of real estate under capital leases	$3,789	$3,866	$3,789	$3,866
Acquisition of minority interest	1,849	4,294	1,849	4,294

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data
(In thousands)

	Sixteen Weeks Ended		Twelve Weeks Ended		Fifty Two Weeks Ended
	October 5,	October 6,	December 28,	December 29,	December 28,	December 29,
	2002	2001	2002	2001	2002	2001
Other Data (In thousands)

Cash from operations	$23,865	$47,321	$(16,177)	$(58,945)	$57,040	$90,176
Debt to total capitalization	62%	64%	65%	65%	65%	65%
Total debt	$368,767	$361,699	$412,873	$374,171	$412,873	$374,171
Capital spending	$14,448	$10,103	$23,716	$13,408	$52,605	$43,924
Capitalization	$593,666	561,161	$634,352	577,579	$634,352	$577,579
Stockholders’ Equity	$224,899	$199,462	$221,479	$203,408	$221,479	$203,408

Non-GAAP Data
Adjusted EBITDA (a)	$33,144	$36,774	$28,996	$30,039	$120,824	$120,246
Debt to Adjusted EBITDA — trailing 4 qtrs. (b)	3.1	3.0	3.4	3.1	3.4	3.1
Debt to Adjusted EBITDA on a pro forma basis — trailing 4 qtrs. (c)	3.1	2.9	3.4	3.0	3.4	3.0
Interest coverage — trailing 4 qtrs. (d)	4.0	3.4	4.1	3.5	4.1	3.5
Interest coverage on a pro forma basis — trailing 4 qtrs.(e)	4.0	3.3	4.0	3.4	4.0	3.4

(a)           Adjusted EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization adjusted to exclude extraordinary gains or losses, gains or losses form sales of assets other than inventory in the ordinary course of business, and non-cash LIFO and other charges (such as closed store lease costs and retail impairments).  Adjusted EBITDA should not be considered an alternative measure of our net income, operating performance, cash flow or liquidity.  The amount of Adjusted EBITDA is provided as additional information relative to compliance with our debt covenants at notes (b) through (e).  Adjusted EBITDA is derived from the Company’s earnings before income taxes and cumulative effect of change in accounting principle as follows:

	Sixteen Weeks Ended		Twelve Weeks Ended		Fifty Two Weeks Ended
	October 5,	October 6,	December 28,	December 29,	December 28,	December 29,
	2002	2001	2002	2001	2002	2001
Adjusted EBITDA Reconciliation (In thousands)

Earnings before income taxes and cumulative effect of change in accounting principle	$11,891	$10,320	$12,538	$11,402	$50,132	$36,292
Add/(deduct)
LIFO	—	1,799	(3,457)	—	(2,234)	2,661
Depreciation and amortization	12,298	14,139	9,218	11,184	39,988	46,601
Interest expense	9,235	10,472	6,957	7,544	29,490	34,303
Other	(280)	44	3,740	(91)	3,448	389
Total Adjusted EBITDA	$33,144	$36,774	$28,996	$30,039	$120,824	$120,246

Adjusted EBITDA by Segment
Food Distribution	$20,938	$22,198	$17,237	$19,329	$71,557	$72,420
Retail	11,272	17,318	12,615	14,177	49,891	54,369
Military	9,823	10,376	6,643	7,544	31,756	32,739
Unallocated Corporate Overhead	(8,889)	(13,118)	(7,499)	(11,011)	(32,380)	(39,282)
	$33,144	$36,774	$28,996	$30,039	$120,824	$120,246

(b)           End of period debt at December 28, 2002 and December 29, 2001, divided by Adjusted EBITDA for the respective four trailing quarters.

(c)           Pro forma presentation of Adjusted EBITDA included in this calculation includes the results of certain acquisitions that occurred during each year as if the acquisition had occurred at the beginning of the respective year.

(d)           Ratio of adjusted EBITDA for the period covered to interest expense for such period.

(e)           Pro forma presentation of Adjusted EBITDA calculated as described in note  (c).

	Sixteen Weeks Ended		Twelve Weeks Ended		Fifty Two Weeks Ended
	October 5,	October 6,	December 28,	December 29,	December 28,	December 29,
	2002	2001	2002	2001	2002	2001
Net Earnings Excluding Goodwill Amortization and the Cumulative
Effect of Change in Accounting Principle (In Thousands)

Net earnings as reported	$7,462	$6,048	$7,647	$6,681	$23,620	$21,267
Add back goodwill amortization, net of tax	—	1,419	—	1,172	—	4,690
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	6,960	—
Fiscal 2002 impact of EITF — 02-16 adoption, net of tax	—	—	709	—	(839)	—
Net earnings excluding goodwill amortization and change in accounting principle	$7,462	$7,467	$8,356	$7,853	$29,741	$25,957

EPS excluding goodwill amortization and the cumulative effect of change in accounting principle
Basic	0.63	0.64	0.71	0.67	2.52	2.23
Diluted	0.61	0.62	0.70	0.64	2.46	2.17